Exhibit 99.1

TITAN IRON ORE ANNOUNCES EQUITY LINE FINANCING OF UP TO $10 MILLION, ALONG WITH CONVERTIBLE DEBENTURES

TUCSON, Arizona, October 19, 2012 – Titan Iron Ore Corp. (“Titan”, the “Company”) (OTCBB: TFER) is pleased to announce it has entered into an agreement with an accredited investor (“Investor”) to secure equity line financing.  Separately, the Company also received funding from convertible debentures.

Under a Securities Purchase Agreement, upon Titan registering its common shares under a registration statement, the Investor will make equity financing available to the Company over a 36-month commitment, allowing the Company to sell up to $10,000,000 in value of its common shares. The Company will determine, at its own discretion, the timing and amount of its sales of stock, subject to certain conditions and limitations. Shares will be priced at a 10% discount from the Volume Weighted Average Prices (“VWAP”) for the Company’s common stock during the five consecutive trading days following a sales notice, but are limited to $250,000 per pricing period. The Investor will also receive Commitment shares up to a total of 3% of the $10 million commitment amount for the equity line. The Company can terminate the line at any time.

In addition to equity line financing, the Company is receiving bridge loans in the form of convertible debentures with gross proceeds to the Company of $200,000. These debentures carry an interest rate of 5%, with an original issue discount of 15%, and are convertible at the lesser of: (a) $0.27 during the six months following the closing date, and $.35 thereafter, and (b) 70% of the average daily VWAP for the common stock during the ten (10) consecutive trading days immediately preceding the applicable conversion date. The investors will also collectively receive 3-year warrants to purchase a total of 705,901 shares at an exercise price of $0.25. A finder’s fee of 9% and 9% in warrants is payable to an affiliate of the Investor with respect to a portion of the convertible debenture financing. Other finder’s fees may be payable.

About Titan Iron Ore Corp.

Titan is based in Tucson, Arizona and trades on the OTC Bulletin Board under the trading symbol “TFER”. The Company is focused on the acquisition and development of iron ore exploration and development mining properties located in regions that enjoy stable politics, sound economies and friendly business environments.

On Behalf of the Board,

TITAN IRON ORE CORP.
/s/ Andrew Brodkey
Andrew A. Brodkey

President and CEO

Forward Looking Statements

This news release contains forward-looking statements. Forward looking information in this news release include that we can secure the equity line financing. There can be no certainty regarding the ability of the Company to achieve these results. Factors which may delay or prevent these results from coming to fruition include our inability to register the shares issuable under the equity line with the SEC or otherwise not meeting the conditions of funding a draw down on the equity line. As a result, readers are advised not to place undue reliance on forward-looking statements or information. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as is required under applicable securities laws. Readers should also refer to the risk factors of junior mining exploration companies as disclosed on EDGAR to understand the many risks facing our company

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For further information please go to the Titan Iron Ore Corp. website:   www.titanironcorp.com, or
Stephen D. Axelrod, CFA or Adam Lowensteiner
Wolfe Axelrod Weinberger Associates, LLC
60 East 42nd Street, Suite 2534
New York, NY 10165
212-370-4500
steve@wolfeaxelrod.com
adam@wolfeaxelrod.com